Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
MEDQUIST HOLDINGS INC.
I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
NAME OF CORPORATION
          The name of the Corporation is MedQuist Holdings Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
PURPOSE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of CBaySystems Holdings Limited, a British Virgin Islands company, to a Delaware corporation (under the name MedQuist Holdings Inc.) (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of CBaySystems Holdings Limited (under the name MedQuist Holdings Inc.).
ARTICLE IV
AUTHORIZED CAPITAL STOCK
     A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 325,000,000, which shall be divided into two classes as follows:
     1. 300,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”); and
     2. 25,000,000 shares of Preferred Stock, par value $0.10 per share (the “Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers, including voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
     B. Upon the filing of the Certificate of Corporate Domestication of CBaySystems Holdings Limited (under the name MedQuist Holdings Inc.) and this Certificate of Incorporation (the “Effective Time”), each share of capital stock of CBaySystems Holdings Limited issued and outstanding immediately prior to the Effective Time will for all purposes become 0.222 issued and outstanding, fully paid and nonassessable shares of Common Stock, without any action required on the part of the corporation or the holders thereof, and any stock certificate that, immediately prior to the Effective Time, represented shares of capital stock of CBaySystems Holdings Limited will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock which such CBaySystems Holdings Limited shares become pursuant to the provisions hereof; provided, that no fractional shares shall be issued and any entitlements to fractional shares shall be treated in accordance with Section 155 of the DGCL.
     C. Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
     D. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).
     E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation which are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.
     F. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
     G. The number of authorized shares of each of the Preferred Stock and the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS
     A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any other vote required by applicable law, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article V or Article VI, Article VII, Article VIII or Article IX of this Certificate of Incorporation or to adopt any provision inconsistent therewith.
     B. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or in the By-laws of the Corporation, the affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal any provision of the By-laws or to adopt any provision inconsistent therewith.
ARTICLE VI
BOARD OF DIRECTORS
     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation (including any certificate of designations) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than seven directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Time, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Time and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class or to fill a vacancy in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and subject to compliance with any stockholders agreement entered into between the Corporation and any stockholder(s) prior to the Effective Time, as amended from time to time, (each, a “Stockholders Agreement”), any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting for election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     C. Any or all of the directors (other than the directors elected pursuant to any Stockholders Agreement and the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be, who may be removed with or without cause unless otherwise provided in such Stockholders Agreement or the certificate of designation relating to such series of Preferred Stock) may be removed at any time only for cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.
     D. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
     E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
     A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
     B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate or reduce, or otherwise have an adverse effect on, any right or protection of this Article VII in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING AND SPECIAL MEETING OF STOCKHOLDERS
     A. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of Preferred Stock.
     B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings.

ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES
     A. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective employers and the Affiliates of the foregoing may now engage and may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Non-Employee Directors or their respective employers and the Affiliates of the foregoing and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
     B. None of the Non-Employee Directors (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or their respective employers or the respective Affiliates of the Non-Employee Directors or of their respective employers (the Persons (as defined below) identified above in this Section (B) being referred to, collectively, as “Identified Persons”), shall have any duty to refrain from directly or indirectly (x) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself, herself or any other Person and also for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty (as a stockholder, director or officer of the Corporation or otherwise) by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, himself or herself, or offers or directs such corporate opportunity to any other Person.
     C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation. The provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.
     D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the

Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
     E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of an employer of a Non-Employee Director, any Person that, directly or indirectly, is controlled by, controls or is under common control with such employer (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
     F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X
SEVERABILITY
     If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
INCORPORATOR
     The incorporator of the Corporation is Clyde Swoger, whose mailing address is c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, Tennessee 37067. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation, or until their successors are duly elected and qualified, are:

Class of
Name	Mailing Address	Directors
Frank Baker	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	I

Michael Seedman	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	I

Venu Raman Kumar	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	I

Jeffrey Hendren	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	II

James Patrick Nolan	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	II

Merle L. Gilmore	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	II

Peter Berger	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	III

Kenneth John McLachlan	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	III

Robert M. Aquilina	c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067	III
ARTICLE XII
FORUM
     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the

Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

          IN WITNESS WHEREOF, the undersigned hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on the 27th day of January 2011.

By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Incorporator

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